EXHIBIT 99.2


                              MICROLOG CORPORATION
                      NON-QUALIFIED STOCK OPTION AGREEMENT


         This Stock Option Agreement (the "Option Agreement") is made as of June 26, 1997 by and between Microlog Corporation, a Virginia corporation (the "Company"), and The Parthenon Group, Inc. (the "Optionee").

         WHEREAS, the Optionee is providing consulting services to the Company which are the subject of a separate agreement between the parties dated on or about the date hereof (the "Consulting Agreement"), and the terms of an engagement letter between the Optionee and the Company call for the grant to the Optionee of an option to purchase a certain number of shares of the Company's common stock, $.01 par value ("Stock"), on specified terms and conditions; and

         WHEREAS, the parties hereto wish to enter into this Option Agreement to set forth the terms and conditions for the grant of such stock options;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto do hereby agree as follows:

         1. Grant of Option; Price. The Company hereby grants to the Optionee the right and option (the "Option") to purchase from the Company, on the terms and subject to the conditions hereinafter set forth, 195,000 shares of Stock. The purchase price (the "Option Price") for the shares of Stock subject to the Option granted by this Option Agreement is $5.00 per share.

         2. Exercise of Option. Except as otherwise provided herein, the Option granted pursuant to this Option Agreement shall be subject to exercise as follows:

         2A. Time of Exercise of Option. The Option shall first become exercisable ("vest"), subject to the limitations on exercise set forth in Sections 2B, 2C and 2D below, in installments as follows:

             (i) Upon the date on which the Optionee first commences the Project (July 14, 1997, the "Commencement Date"), the Option shall vest in respect of 40,000 of the shares specified in Section 1 above;

             (ii) Upon the date on which the Optionee completes Phase I of the Project (as specified in the Consulting Agreement), the Option shall vest in respect of an additional 40,000 of the shares specified in Section 1 above;

             (iii) Upon the date on which the closing price of the Stock on the Nasdaq National Market for the five (5) immediately preceding trading days first equals or exceeds $8.00 per share, the Option shall vest in respect of an additional 40,000 of the shares specified in Section 1 above;

             (iv) Upon the date on which the closing price of the Stock on the Nasdaq National Market for the five (5) immediately preceding trading days first equals or exceeds $10.00 per share, the Option shall vest in respect of an additional 40,000 of the shares specified in Section 1 above;

             (v) Upon the date on which the closing price of the Stock on the Nasdaq National Market for the five (5) immediately preceding trading days first equals or exceeds $12.00 per share, the Option shall vest in respect of an additional 20,000 of the shares specified in Section 1 above;

             (vi) Upon the date on which the closing price of the Stock on the Nasdaq National Market for the five (5) immediately preceding trading days first equals or exceeds $16.00 per share, the Option shall vest in respect of an additional 10,000 of the shares specified in Section 1 above; and


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             (vii) Upon the date on which the closing price of the Stock on the
Nasdaq National Market for the five (5) immediately preceding trading days first equals or exceeds $20.00 per share, the Option shall vest in respect of an additional 5,000 of the shares specified in Section 1 above.

         The foregoing installments, after becoming vested, to the extent not exercised shall accumulate and continue to be exercisable, in whole or in part, at any time and from time to time until the fifth anniversary of the Commencement Date, subject to earlier termination of the Option as provided in Subsection 2D below. Once the criteria for an installment vesting under this
Section 2A have been met, the exercisability of such installment shall not be affected by any subsequent changes in the closing price of the Stock, notwithstanding any deferral of exercisability under Section 2B.

         2B. Only One Installment May Vest Each Fiscal Quarter. Notwithstanding the provisions of Section 2A, not more than one installment may vest during each fiscal quarter of the Company. If pursuant to Section 2A (or because of deferral pursuant to this Section 2B) more than one installment would have vested during any such fiscal quarter (a "Criteria Satisfied Installment"), only the Criteria Satisfied Installment with the lowest paragraph number in Section 2A shall vest on the date determined pursuant to Section 2A for such Criteria Satisfied Installment, and the vesting of each other Criteria Satisfied Installment shall be deferred until the first day of the next following fiscal quarter (or, if more than one Criteria Satisfied Installment is deferred, until the first days of each of the next following fiscal quarters, for as many fiscal quarters as necessary).

         2C. Termination under Consulting Agreement. Notwithstanding the provisions of Section 2A or Section 2B, and subject to the provisions of Section 2D, in the event that the Company elects to terminate the provision of consulting services by the Optionee under the Consulting Agreement, then the Option shall be exercisable as provided in this paragraph. From and after the effective date of such election by the Company, the Option shall be exercisable, in whole or in part, to the extent not previously exercised, in respect of the greater of the following: (i) the product of the number of shares specified in
Section 1 above multiplied by a fraction (which in no event shall be greater than one), the numerator of which is the "Deemed Billing" (as defined below), and the denominator of which is $546,000, and (ii) the number of shares with respect to which the Option had vested prior to such effective date pursuant to Sections 2A and 2B. For purposes of this paragraph, "Deemed Billing" shall mean the total amount that the Optionee would have billed the Company for professional services at the Optionee's standard rates for all work performed under the Consulting Agreement (if the Optionee had been billing under the Consulting Agreement at its standard rates in cash rather than being compensated under this Agreement) prior to the effective date of the termination election by the Company.

         2D. Limitations on Exercise of Option. Notwithstanding any other provision of this Option Agreement to the contrary, in no event may the Option be exercised, in whole or in part, after the fifth anniversary of the Commencement Date or after any event specified in this Agreement which results in termination of the Option. No single exercise of the Option shall be for less than 100 shares, unless the number of shares purchased is the total number at the time available for purchase under this Option. In no event may the Option be exercised for a fractional share.

         3. Method of Exercise of Option. Subject to the terms and conditions of this Option Agreement, the Option may be exercised by delivering written notice of exercise to the Company, at its principal office, addressed to the attention of the Secretary of the Company, which notice shall specify the number of shares for which the Option is being exercised, and shall be accompanied by payment in cash in the full amount of the Option Price for the shares for which the Option is being exercised. If the Option is not being exercised in the name of the Optionee, the exercising person or entity shall also deliver with the notice of exercise appropriate proof of the right to exercise the Option. An attempt to exercise the Option granted hereunder other than as set forth above shall be invalid and of no force and effect. Promptly after exercise of the Option as provided for above, the Company shall deliver to the person or entity exercising the Option a certificate or certificates for the shares being purchased.

         4. Rights as Shareholder; Option Not Granted Under Employee Plan. Neither the Optionee nor any successor or assign shall be, or have any of the rights or privileges of, a shareholder of the Company in respect of any shares issuable hereunder unless and until such shares have been fully paid for hereunder and certificates representing such shares have been endorsed, transferred and

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delivered, and the name of the Optionee (or of such successor or assign) has been entered as the shareholder of record on the books of the Company. This Option is not granted under any of the Company's stock option plans and does not constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

        5.   Effect of Changes in Capitalization.
             -----------------------------------

         5A. Changes in Stock. If the outstanding shares of Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split-up, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the date the Option is granted, a proportionate and appropriate adjustment shall be made by the Company in the number and kind of shares subject to the Option, so that the proportionate interest of the Optionee immediately following such event shall, to the extent practicable, be the same as immediately prior to such event. Any such adjustment in the Option shall not change the total Option Price with respect to shares subject to the unexercised portion of the Option but shall include a corresponding proportionate adjustment in the Option Price per share.

         5B. Reorganization in Which the Company Is the Surviving Corporation. Subject to Section 5C, if the Company shall be the surviving corporation in any reorganization, merger or consolidation of the Company with one or more other corporations, the Option shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to the Option would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the Option Price per share so that the aggregate Option Price thereafter shall be the same as the aggregate Option Price of the shares remaining subject to the Option immediately prior to such reorganization, merger or consolidation.

         5C. Liquidation or Reorganization in Which the Company Is Not the Surviving Corporation or Sale of Assets or Stock. Upon the dissolution or liquidation of the Company, or upon a merger, consolidation or reorganization of the Company with one or more other corporations in which the Company is not the surviving corporation, or upon a sale of all or substantially all of the assets of the Company to another corporation, or upon any transaction (including, without limitation, a merger or reorganization in which the Company is the surviving corporation) approved by the Board of Directors of the Company which results in any person or entity owning eighty percent or more of the total combined voting power of all classes of stock of the Company, the Option hereunder shall terminate, except to the extent provision is made in connection with such transaction for the continuation and/or the assumption of the Option, or for the substitution for the Option of new options covering the stock of a successor or acquiring corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Option shall continue in the manner and under the terms so provided. In the event of any such termination of the Option, the Optionee shall have the right (subject to the limitations on exercise set forth in Section 2D above), for thirty (30) days immediately prior to the occurrence of such termination, to exercise the Option in whole or in part, whether or not the Optionee was otherwise entitled to exercise such Option at the time such termination occurs. The Company shall send written notice of an event that will result in such a termination to the Optionee not later than the time at which the Company gives notice thereof to its shareholders.

         5D. Change in Control. In the event of the occurrence of a Change in Control (as defined below) or in the event that the Board of Directors of the Company, in its sole and absolute discretion, determines that there exists a threat of a Change in Control, the Option shall immediately become exercisable in full as of the date of such occurrence or such determination, whether or not the Option was otherwise exercisable immediately before such occurrence or such determination. For purposes of this Option Agreement, a "change in control" shall be deemed to occur if, at any time, any person (including, without limitation, any individual, sole proprietorship, partnership, trust corporation, association, joint venture, pool, syndicate or other entity, whether or not incorporated), or any two or more persons acting as a syndicate or group and thereby deemed collectively to be a "person" within the meaning of Section 13
(d)(3) of the Securities Exchange Act of 1934, as amended, shall acquire shares of stock of the Company, which acquisition results in such person or persons owning in the aggregate shares

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of stock of the Company possessing 20 percent (%) or more of the total combined voting power of all classes of stock of the Company, unless prior to such acquisition the full Board of Directors of the company shall by at least a two-thirds vote have specifically approved such acquisition and determined that such acquisition shall not constitute a Change in Control for purposes of this Option Agreement. Whether there exists a threat of a Change in Control for purposes of this Option Agreement shall be determined by the board of Directors of the Company, which determination shall be final and conclusive.

         5E. Adjustments. Adjustments specified in this Section relating to stock or securities of the Company shall be made by the Board of Directors of the Company, whose determination in that respect shall be final, binding and conclusive. No fractional shares of Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit.

         5F. Provisions Substantially Equivalent to Stock Option Plan. The Company represents and warrants that the provisions of this Section 5 are substantially equivalent to those relating to the same subject matter and presently set forth in the Company's 1995 Stock Option Plan, differing only to reflect that the Optionee is a corporation and a consultant to the Company and not a person employed by the Company. In the event that the provisions of the Company's 1995 Stock Option Plan comparable to the provisions of this Section 5 are amended, the Company shall offer to amend this Section 5 so that the provisions of this Section 5 as amended are substantially equivalent to those relating to the same subject matter and set forth in the Company's 1995 Stock Option Plan as amended.

         6. General Restrictions. The Company shall not be required to sell or issue any shares of Stock under the Option if the sale or issuance of such shares would constitute a violation by the person or entity exercising the Option or by the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to the Option upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Option. Specifically in connection with the Securities Act of 1933 (as now in effect or as hereafter amended), unless a registration statement under such Act is in effect with respect to the shares of Stock covered by the Option, the Company shall not be required to sell or issue such shares unless the Company has received evidence satisfactory to it that the holder of the Option may acquire such shares pursuant to an exemption from registration under such Act. Any determination in this connection by the Company shall be final, binding, and conclusive. The Company may, but except as specifically provided in Section 7 shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended). The Company shall not be obligated to take any affirmative action in order to cause the exercise of the Option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that the Option shall not be exercisable unless and until the shares of Stock covered by the Option are registered or are subject to an available exemption from registration, the exercise of the Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption. The Company represents and warrants that the provisions of this Section 6 are substantially equivalent to those relating to the same subject matter and presently set forth in the Company's 1995 Stock Option Plan, differing only to reflect that the Optionee is a corporation and a consultant to the Company and not a person employed by the Company. In the event that the provisions of the Company's 1995 Stock Option Plan comparable to the provisions of this Section 6 are amended, the Company shall offer to amend this Section 6 so that the provisions of this Section 6 as amended are substantially equivalent to those relating to the same subject matter and set forth in the Company's 1995 Stock Option Plan as amended.

         7. Registration. Upon written request by the Optionee, the Company shall, as promptly as practicable, register the Stock issuable pursuant to this Agreement under to the Securities Act of 1933 (as now in effect or as hereafter amended) on a registration statement on Form S-3 (the


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"Registration Statement"). The Company shall use its best efforts to keep the
Registration Statement effective for one year and shall pay all costs and expenses associated with the filing and effectiveness of such Registration Statement. The Optionee shall not request such registration during the period commencing on the date of this Agreement and ending on the first anniversary of the Commencement Date. Thereafter, the Optionee may request such registration at any time prior to the fifth anniversary of the Commencement Date.

         8. Withholding of Taxes. The parties hereto recognize that the Company may be obligated to withhold federal, state, local or international income or other taxes in connection with the exercise of the Option or in connection with a disposition of any shares of Stock acquired by exercise of the Option. The Optionee agrees that the Company may withhold amounts needed to cover such taxes from payments otherwise due and owing to the Optionee, and also agrees that upon demand the Optionee will promptly pay to the Company having such obligation any additional amounts as may be necessary to satisfy such withholding tax obligation. Such payment shall be made in cash or by certified check payable to the order of the Company.

         9. Disclaimer of Rights. No provision in this Option Agreement shall be construed to confer upon the Optionee the right to be employed by or have any consulting or other contractual arrangement with the Company, or to interfere in any way with any right of the Company to terminate any consulting or other relationship between the Optionee and the Company.

         10. Interpretation of this Option Agreement. All decisions and interpretations made by the Board of Directors of the Company with regard to any question arising under this Option Agreement shall be binding and conclusive on the Company and the Optionee and any other person or entity entitled to exercise the Option as provided for herein

         11. Governing Law. This Option Agreement is executed pursuant to and shall be governed by the laws of the Commonwealth of Virginia (but not including the choice of law rules thereof).

         12. Limitations on Transfer; Notification of Disposition. The Option is not transferable by the Optionee, other than to a limited partnership of which the Optionee is the general partner. The Optionee agrees to notify the Company in writing of any disposition of the Option or shares of Stock acquired by the Optionee pursuant to the exercise of this Option within 30 days of such disposition.

         13. Binding Effect. Subject to all restrictions provided for in this Option Agreement and by applicable law relating to assignment and transfer of this Option Agreement and the option rights provided for herein, this Option Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         14. Notice. Any notice hereunder by the Optionee to the Company shall be in writing and shall be deemed duly given if mailed or delivered to the Company at its principal office, addressed to the attention of the Secretary of the Company, or if so mailed or delivered to such other address as the Company may hereafter designate by notice to the Optionee. Any notice hereunder by the Company to the Optionee shall be in writing and shall be deemed duly given if mailed or delivered to the Optionee at the address specified below by the Optionee for such purpose, or if so mailed or delivered to such other address as the Optionee may hereafter designate by written notice given to the Company.

         15. Entire Agreement. This Option Agreement constitutes the entire agreement and supersedes all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. Neither this Option Agreement nor any term hereof may be amended, waived, discharged or terminated except by a written instrument signed by the Company and the Optionee; provided, however, that the Company unilaterally may waive any provision hereof in writing to the extent that such waiver does not adversely affect the interests of the Optionee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

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         IN WITNESS WHEREOF, the parties hereto have duly executed this Option
Agreement, or caused this Option Agreement to be duly executed on their behalf, as of the day and year first above written.

                                        MICROLOG CORPORATION


                                        By:  /s/ Richard A. Thompson
                                            ------------------------------------
                                             Richard A. Thompson
                                             President and CEO

                                        THE PARTHENON GROUP, INC.


                                        By:  /s/ Christopher T. Jenny
                                            ------------------------------------

                                        Name: Christopher T. Jenny

                                        Title:    Managing Director

                                        ADDRESS FOR NOTICE TO OPTIONEE:

                                             The Parthenon Group
                                        ----------------------------------------
                                             200 State Street
                                        ----------------------------------------
                                             14th Floor
                                        ----------------------------------------
                                             Boston, MA.  02109
                                        ----------------------------------------






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